EXHIBIT 2.1

Execution Version

_________________________________________________________

ASSET PURCHASE AGREEMENT
_________________________________________________________

between

Peter Wolters GmbH
as Seller

and

Lam Research Corporation
as Seller Guarantor

and

Hardinge GmbH
as German Buyer

and

L. Kellenberger & Co., AG
as Swiss Buyer

and

Hardinge Inc.
as Buyer Guarantor

regarding the

Voumard Business

TABLE OF CONTENTS

1.	Preamble	7
2.	Sale and Transfer of Assets	7
3.	TouchGrind Software License	10
4.	Employment Relationships	11
5.	Purchase Price	11
6.	Representations and Warranties; Indemnification	13
7.	Transitional Services	14
8.	Confidentiality	14
9.	Restrictive Covenants	15
10.	Notices	16
11.	Performance Guarantees	17
12.	Costs	17
13.	Final Provisions	17

TERMS AND ABBREVIATIONS

Agreement	as defined in the parties section
Assumed Warranty Liabilities	as defined in 2.3.1
Buyer	as defined in the parties section
Buyer Guarantor	as defined in the parties section
Financial Information	as defined in 6.1.4
German Buyer	as defined in the parties section
Liens	as defined in 6.1.1
Party / Parties	as defined in the parties section
Purchase Price	as defined in 5.1.1
PWSPA	as defined in 5.2.1
PWSPA Purchasers	as defined in 5.2.1
PWSPA Sellers	as defined in 5.2.1
PWSPA Sellers' Agent	as defined in 5.2.1
Restricted Term	as defined in 9.1
Retained Customer Contracts	as defined in 2.2.1
Seller	as defined in the parties section
Seller Guarantor	as defined in the parties section
TouchGrind Software	as defined in 3
Transaction	as defined in 1.4
Transfer Date	as defined in 2.1.4
Transferred Assets	as defined in 2.1.1
TSA	as defined in 7
UStG	as defined in 5.2.2

VAT	as defined in 5.2.2
Voumard Business	as defined in 1.3
Warranty Expiration Date	as defined in 2.3.3
Warranty Reserve	as defined in 2.3.3

LIST OF ANNEXES:

Annex 2.1.1(a)	Transferred Fixed Assets
Annex 2.1.1(b)	Transferred Inventory
Annex 2.1.1(d)	Transferred Intellectual Property Rights
Annex 2.2.1	Retained Customer Contracts
Annex 2.3.1	Product Warranties
Annex 2.4.2	Location of Transferred Assets
Annex 4.3	Voumard Employees Eligible to Receive Offer from Buyer
Annex 5.1.2	Allocation of purchase price
Annex 6.1.4	Financial Information
Annex 7	TSA
Annex 8	Form of amendment to the PWSPA

This Asset Purchase Agreement ("Agreement") is dated September 5, 2014 and between

(A)    Peter Wolters GmbH, Büsumer Strasse 96, 24768 Rendsburg, Germany,

hereinafter referred to as the "Seller";

(B)    Lam Research Corporation, 4560 Cushing Parkway, Freemont, CA 94538, United States of
America,

hereinafter referred to as the "Seller Guarantor";

(C)    Hardinge GmbH, Fichtenhain A 13c, 47807 Krefeld, Germany,

hereinafter referred to as the "German Buyer";

(D)    L. Kellenberger & Co., AG, Heiligkreuzstrasse 28, CH 9009, St. Gallen, Switzerland,

hereinafter referred to as the "Swiss Buyer" and
collectively with the German Buyer, the "Buyer"; and

(E)    Hardinge Inc., One Hardinge Drive, Elmira, NY 14902-1507, United States of America

hereinafter referred to as the "Buyer Guarantor";

the Seller, the Seller Guarantor, the German Buyer, the Swiss Buyer, and
the Buyer Guarantor together referred to as the "Parties".

1.	PREAMBLE

1.1
The Seller is a limited liability company, organized under the laws of Germany, having its registered seat in Rendsburg, registered with the commercial register of the local court (Amtsgericht) of Kiel under HRB 9325 KI. The Seller Guarantor is a corporation organized under the laws of the State of Delaware in the United States of America and is the former indirect owner of the Seller and is entitled to receive the Purchase Price pursuant to certain contractual arrangements with the Seller and its affiliates.

1.2
The German Buyer is a limited liability company organized under the laws of Germany having its registered seat in Krefeld, registered with the commercial register of the local court (Amtsgericht) Krefeld under HRB5233. The Swiss Buyer is a stock corporation, organized under the laws of Switzerland and registered with the commercial register of St. Gallen under CHE 105.948.094. The Buyer Guarantor is a corporation organized under the laws of the State of New York in the United States of America and is the indirect owner of the German Buyer and the Swiss Buyer.

1.3
The Seller is, inter alia, engaged in the business of developing, designing, manufacturing, producing, marketing, and servicing inside and outside diameter grinding (ID/OD grinding) systems and applications under the Voumard brand (as such business is conducted on the Effective Date, the "Voumard Business").

1.4
Upon the terms and subject to the conditions set forth herein, the Seller intends to sell to the Buyer and the Buyer intends to purchase from the Seller certain fixed assets, inventory, intellectual and industrial property rights of the Voumard Business and the German Buyer intends to assume from the Seller certain liabilities of the Voumard Business (the "Transaction").

2.	SALE AND TRANSFER OF ASSETS

2.1	Transferred Assets

2.1.1	The Seller hereby sells (verkauft mit schuldrechtlicher Wirkung) , to the Buyer, in each case with effect as of the Effective Date:

a)	the fixed assets (including production equipment and tooling) pertaining to the Voumard Business, as specified in Annex 2.1.1(a);

b)
the inventory (including raw materials, supplies, components, finished goods and work in progress, but excluding the inventory referred to in Section 2.1.3d)) pertaining to the Voumard Business, as specified in Annex 2.1.1(b);

c)	all title in and rights in relation to customer information and supplier information pertaining to the Voumard Business;

d)
all intellectual property rights (including patents, trademarks, trade names, know how, designs, drawings, product data and engineering data) pertaining to the Voumard Business, including, without limitation, (i) all rights, title and interest in and to the “Voumard” name and mark, and (ii) such other intellectual property as specified in Annex 2.1.1(d), but excluding in any event the TouchGrind Software as specified in Section 3, provided that (x) as far as a right is not assignable or transferable, for example a copyright, the Buyer will be granted the exclusive right of use, and provided further that (y) notwithstanding any of the foregoing, to the extent that any intellectual property rights pertaining to the Voumard Business are required to support the Seller's business, and such intellectual property rights are not included on Annex 2.1.1(d), Seller shall grant to the Buyer a limited, non-exclusive, worldwide, perpetual, royalty free, transferable and irrevocable license to use and sublicense such intellectual property rights solely in the conduct of the Restricted Business (as defined in Section 9.1);

e)
all other industrial property rights, constructions, processes, formulae, drawings, drafts, designs, books, and business documents, all software relating to the machines specified in Annex 2.1.1(a) and 2.1.1(b) other than the TouchGrind Software as specified in Section 3 of this Agreement, the customer and the supplier base, as well as all written material and all data of whatever type gathered and stored in any other manner pertaining to the Voumard Business.

(the assets specified in Sections 2.1.1(a) - 2.1.1(e) jointly the "Transferred Assets").

2.1.2
As among the Buyer, all the Transferred Assets described in Sections 2.1.1(a), (b) and (c) will be sold and transferred in rem to the German Buyer and the Transferred Assets specified in Sections 2.1.1(d) and (e) will be sold and transferred in rem to the Swiss Buyer.

2.1.3
For the avoidance of doubt, the Parties agree that no assets other than the Transferred Assets are being sold by Seller to Buyer and that this Agreement relates solely to the sale of assets pertaining to the Voumard Business that are described with specificity in Section 2.1.1. For the avoidance of doubt, the following assets of the Seller relating to the Voumard Business shall be excluded from the sale and transfer to the Buyer pursuant to this Agreement:

a)	cash on hand, cheques, deposits with banks, financial receivables, marketable securities or other cash equivalents;

b)	any accounts receivable;

c)	any real property and all rights equivalent to real property (except rights provided to the Buyer under the TSA);

d)	work in progress inventory relating to the Retained Customer Contracts (as hereinafter defined);

e)	any other assets of Seller not specifically identified in Section 2.1.1; and

f)	the corporate documents of the Seller.

2.1.4
The Parties hereby agree that ownership (dingliches Eigentum) of the Transferred Assets shall pass from the Seller to the respective Buyer, free and clear of all liens (except for customary statutory liens in favor of the Seller's landlords securing obligations not yet due, which obligations shall be satisfied solely by the Seller), upon receipt of the payment of the Purchase Price according to Section 5.2.1 (the "Transfer Date") (Aufschiebende Bedingung), provided that the VM130 held in China will be delivered by Seller to Buyer within 120 days of the Transfer Date.

2.1.5
To the extent tangible Transferred Assets are subject to retention of title by any suppliers (Eigentumsvorbehalt) or otherwise owned by third parties as of the Transfer Date, the Seller hereby transfers, subject to receipt of the payment of the Purchase Price the expectancy right (Anwartschaftsrecht) it has to those tangible Transferred Assets, if any, to the Buyer, who accepts such transfer.

2.2	Retained Customer Contracts

2.2.1
The Seller and the Buyer hereby expressly agree that the Seller is not hereunder assigning or transferring to the Buyer any customer contracts or customer orders, and the Buyer is not assuming any liability for any open and unfilled customer contracts or customer orders with respect to the

Voumard Business. The open and unfilled customer contracts or customer orders of the Voumard Business, all of which are identified on Annex 2.2.1 (the "Retained Customer Contracts"), will be retained by the Seller and fully performed by the Seller following the Transfer Date in accordance with the terms of such orders.

2.2.2	The Buyer will assist the Seller in the performance of the Retained Customer Contracts in accordance with the terms of the TSA referenced in Section 7.

2.3	Assumption of Liabilities

2.3.1
The German Buyer hereby assumes from the Seller the obligations to service or repair products sold by the Voumard Business prior to the Transfer Date or after the Transfer Date to the extent such obligations arise from the written warranties applicable to those products set forth in Annex 2.3.1 or the written warranties applicable to those products set forth in Annex 2.2.1 (“Assumed Warranty Liabilities”).

2.3.2
With the exception of the Assumed Warranty Liabilities, the Buyer does not assume any other liabilities of the Seller in relation to the Voumard Business whether absolute, fixed, contingent or otherwise. For the avoidance of doubt and without limiting the generality of the foregoing, the Buyer is not assuming from the Seller (i) any obligation or liability under the Retained Customer Contracts (except to the extent of the Assumed Warranty Liabilities), (ii) any indebtedness or accounts payable of the Seller, (iii) any obligation to employees or (iv) any liability for property damage or personal injury caused or alleged to be caused by products of the Voumard Business sold prior to the Transfer Date or after the Transfer Date pursuant to the Retained Customer Contracts; or (v) any liability for taxes assessed against or imposed on Seller except, for the avoidance of doubt, for VAT triggered by the Transaction according to Section 5.2.2 of this Agreement.

2.3.3
To the extent that the Buyer’s cost (including parts, labor, payments to third parties and overhead allocation) of performing the Assumed Warranty Liabilities prior to the date on which all written warranties applicable to products sold by the Voumard Business prior to the Transfer Date or after the Transfer Date have expired (the "Warranty Expiration Date") exceeds the Euro-denominated equivalent of USD 600,000 calculated using, for any date of determination, a Euro (EUR) to US Dollar (USD) exchange rate that is the closing European Central Bank Reference Rate for the most recent day immediately preceding such date of determination for which such a rate is available (such amount, the "Warranty Reserve"), the Seller Guarantor shall pay such excess to the Buyer in accordance with the terms of the TSA. Buyer shall (i) provide Seller Guarantor with written quarterly updates setting forth the amounts remaining in the Warranty Reserve as of each quarter and Buyer's forecast for spending in relation to the Assumed Warranty Liabilities for the upcoming quarter and (ii) provide Seller Guarantor with a final written accounting of any amounts remaining in the Warranty Reserve or costs incurred in excess of the Warranty Reserve (the "Final Accounting") no later than seventy-five (75) days after the Warranty Expiration Date. In the event the Buyer’s aggregate cost (including parts, labor, payments to third parties and overhead allocations) of performing the Assumed Warranty Liabilities is less than the Warranty Reserve, then, within fifteen (15) days following the earlier of the (x) date on which the Final Accounting was provided to Seller Guarantor and the (y) final date on which the Final Accounting is required to be provided to Seller Guarantor in accordance with this Section 2.3.3, the Buyer shall pay such difference to the PWSPA Sellers' Agent (as defined in Section 5.2.1) for the benefit of the PWSPA Sellers (as defined in Section 5.2.1) in accordance with the provisions of the PWSPA (as defined in Section 5.2.1) referred to in Section 5.2.1. Such payment shall be in EUR and made by wire transfer of immediately available funds free and clear of costs and charges to the account specified in Section 5.2.1.

2.4	Transfer of Risk and Benefit; Transfer of Possession

2.4.1
The benefit and all economic rights and risks of the Transferred Assets (Übergang von Nutzen und Gefahr) shall pass to the Buyer upon receipt of the payment of the Purchase Price according to Section 5.2.

2.4.2
On Transfer Date the ownership of all tangible Transferred Assets sold hereunder shall pass to the Buyer with in rem effect (mit dinglicher Wirkung) and the Seller shall grant possession of such tangible Transferred Assets to the Buyer, provided that the VM130 held in China will be delivered by Seller to Buyer within 120 days of the Transfer Date to the extent permitted by applicable law and any applicable governmental authority exercising jurisdiction over such machine.

If and to the extent the Buyer takes direct possession (unmittelbarer Besitz) of any such tangible Transferred Assets prior to the Effective Date, the Buyer shall, until the Effective Date, hold those tangible Transferred Assets for the Seller as agent for the Seller (Besitzmittler).
As at the Effective Date the Seller shall either grant to the Buyer direct possession (unmittelbarer Besitz) of any movable tangible assets (bewegliche Sachen) belonging to the Transferred Assets or, if and to the extent that the Buyer does not obtain direct possession (unmittelbarer Besitz) of an individual movable tangible asset (bewegliche Sachen) belonging to the Transferred Assets as at the Effective Date, the transfer of direct possession shall be deemed replaced by an agreement that such asset will be kept by the Seller from the Effective Date onwards in custody for the Buyer (mittelbarer Besitz). If and to the extent that, as at the Effective Date a third party possesses a movable tangible asset belonging to the Transferred Assets, the transfer of possession shall be deemed replaced by the Seller’s assignment to the Buyer of its claim of repossession (Abtretung des Herausgabeanspruchs).
Notwithstanding the foregoing provisions of this Section 2.4.2, except as disclosed on Annex 2.4.2, the tangible Transferred Assets will, on the Effective Date, be located at the following two locations: (i) Peter Wolters GmbH, Buesumer Strasse 96, 24768 Rendsburg, Germany and (ii) Peter Wolters GmbH, Robert-Koch-Strasse 12, 71665 Vaihingen/Ensingen, Germany.
In any event, if after the Effective Date the Buyer elects to relocate any Transferred Assets, then the Buyer shall take care, at Buyer's expense, of all appropriate packaging and for any appropriate means of transportation, any official authorization necessary for the transportation, and shall be responsible for any insurance deemed appropriate.

2.5	Cessation of Use of Voumard Name
From and after the Effective Date, the Seller and the Seller Guarantor will, and will cause each of their respective affiliates to, cease any and all use of the “Voumard” name and trademark and any name or mark which is confusingly similar.

3.	TOUCHGRIND SOFTWARE LICENSE
In connection with the Voumard Business and other product lines of the Seller, the Seller has developed, and owns all rights, title and interest in and to software commonly known as “TouchGrind” (the "TouchGrind Software"). In connection with the sale of the Voumard Business to the Buyer, the Seller hereby grants to the Buyer a limited, non-exclusive, worldwide, perpetual, royalty free, transferable and irrevocable license to use and sublicense the TouchGrind Software solely in the conduct of the Restricted Business (as defined in Section 9.1). The Buyer may modify and further develop the TouchGrind Software, solely for use in conducting the Restricted Business, at its own discretion and at its own costs. Upon request, the Seller will provide the Buyer with all available information to allow the Buyer to modify and further develop TouchGrind Software. The Seller will instruct any subcontractors who were involved in developing TouchGrind Software as permitted hereunder to cooperate with the Buyer, if requested by the Buyer. To protect the Buyer’s interests on modifications and extensions of TouchGrind Software, the Seller acknowledges that the Buyer owns all intellectual property rights in all modifications and extensions, made as permitted hereunder and by or at the expense of the Buyer.

4.	EMPLOYMENT RELATIONSHIPS

4.1
The Parties acknowledge that, prior to the conclusion of this Agreement, the Seller has terminated certain of its employees who were active in the Voumard Business. Certain other employees who are active in the Voumard Business are currently still employed by the Seller.

4.2
The Seller and the Buyer are of the opinion that the Transaction does not constitute a transfer of an enterprise (Betriebsübergang) in the sense of Section 613a of the German Civil Code, because the Voumard Business will not be continued by the Buyer in its present form.

4.3	The Buyer may, in its sole discretion, make job offers to the former and/or current employees of the Seller listed in Annex 4.3 for positions, and on terms, determined by the Buyer.

4.4
In case that the Transaction constitutes a transfer of an enterprise (Betriebsübergang) in the sense of Section 613a of the German Civil Code, the Seller Guarantor indemnifies, defends and holds the Buyer free from and against all liabilities arising from the employment relationships transferred by operation of law, including, but not limited to all existing and future wage entitlements and ancillary costs of the transferred employees and all pension obligations, as well as all expenses (Aufwendungen), which occur following the termination of the employment relationships of the transferred employees, including, but not limited to severance payments. The Buyer undertakes to take all reasonable steps to reduce or minimize such liabilities, including the termination of any transferring employees at the earliest possible date.

5.	PURCHASE PRICE

5.1	Purchase Price and Allocation

5.1.1
The purchase price payable by Buyer to Seller for the Transferred Assets shall be the Euro-denominated equivalent of USD 2,150,000 calculated using using a Euro (EUR) to US Dollar (USD) exchange rate that is the closing European Central Bank Reference Rate for the most recent day immediately preceding the Transfer Date for which such a rate is available ("Purchase Price"), payable, as specified in Section 5.2.1, in two installments, the first of which ("Installment 1") shall be the Euro-denominated equivalent of USD 300,000 calculated using a Euro (EUR) to US Dollar (USD) exchange rate that is the closing European Central Bank Reference Rate for the most recent day immediately preceding the Transfer Date for which such a rate is available and the second of which ("Installment 2") shall be the remainder of the Purchase Price.

5.1.2	Seller and Buyer agree that the Purchase Price shall be allocated to the Transferred Assets as set forth in Annex 5.1.2.

5.1.3
The transferred inventory will be subject to a physical count verification upon physical transfer of inventory from Germany to Switzerland. To the extent that unit discrepancies exist that are less than the SAP quantity as of the date of physical transfer, valued at the net market value and in excess of USD 100,000, Seller Guarantor will refund Buyer for any shortfalls in excess of USD 100,000. To the extent any discrepancies exist that are greater than the SPA quantity as of the date of physical transfer, values at the net market value, and in excess of USD 100,000, Buyer will pay additional amounts in excess of USD 100,000 to Seller.

5.2	Payment of Purchase Price

5.2.1
The Purchase Price shall become due as of the Effective Date. Pursuant to Schedule B of Exhibit D to the Sale and Purchase Agreement dated June 11, 2014 (roll of deeds no. 2790/2014 of the notary Dr. Johannes Beil in Hamburg) regarding the sale and purchase of the Peter Wolters Group (the "PWSPA") among Novellus Systems, Inc., Peter Wolters International Holding Company B.V. and Peter Wolters of America, Inc., as sellers (together the "PWSPA Sellers"), and Lapmaster Group Holdings, LLC and Lapmaster International, LLC, as purchasers (together the "PWSPA Purchasers"), which among other things provided for direct and indirect sale to the PWSPA Purchasers of shares and assets that included all of the shares of the Seller, the PWSPA Purchasers agreed to cause the Seller to pay over for the benefit of the PWSPA Sellers as directed by the Seller's Guarantor, as agent for the PWSPA Sellers (in such capacity, the "PWSPA Sellers' Agent") any consideration in which the Seller has an interest that may be payable in a sale of the Voumard Business or parts of it. Accordingly, at the Effective Date, the Buyer shall pay Installment 1 and Installment 2 of the Purchase Price by wire transfers of immediately available funds free and clear of costs and charges to the following respective bank accounts, as have been designated for such payment by the PWSPA Sellers' Agent in accordance with the PWSPA provisions referred to above:

Account for Payment of Installment 1:
Bank:         Deutsche Bank AG Rendsburg
IBAN:         DE50210700200616710000
BIC:        DEUTDEHH210

Account for Payment of Installment 2:
Beneficiary:    PETER WOLTERS INTERNATIONAL HOLDING COMPANY B.V.
Bank Name:    Deutsche Bank
Bank Location:     Amsterdam, The Netherlands
Bank Account IBAN Number: NL 59 DEUT 0265 1238 01
SWIFT ID:    DEUTNL2A

5.2.2
The Purchase Price is a net price not including any value added tax ("VAT"). The Parties assume that the Transaction does not qualify as a “sale of a separate business unit” (Geschäftsveräußerung eines gesondert geführten Betriebs) within the meaning of Section 1 para 1a German Value Added Tax Act (Umsatzsteuergesetz - "UStG") and, as a consequence, VAT would be triggered. If VAT is legally owed by the Seller to its tax office, the Buyer shall pay the VAT to the Seller or to such tax office as the Seller may direct subject to receiving from the Seller an invoice incompliance with UStG. Any such payment shall be separate from and in addition to the payment of the Purchase Price by the Buyer under Section 5.2.1.

6.	REPRESENTATIONS AND WARRANTIES; INDEMINIFICATION

6.1
The Seller represents and warrants by way of independent promises of guarantee (selbstständige Garantieversprechen) pursuant to sec. 311 para. 1 of the German Civil Code (BGB) that as of the Effective Date:

6.1.1
The Seller is the sole owner of and has good and valid title to the Transferred Assets, free and clear of all liens, encumbrances, pledges or other charges or restrictions (except for customary statutory liens in favor of the Seller's landlords securing obligations not yet due, which obligations shall be satisfied solely by the Seller) ("Liens") and has the full right and capacity to transfer, assign and convey title to the Transferred Assets and, following the Effective Date, the Buyer will have good and valid title to all Transferred Assets.

6.1.2
Neither the execution and delivery of this Agreement by the Seller and the Seller Guarantor nor the consummation of the transactions contemplated hereby will (i) contravene any provision contained in the organizational documents of the Seller or Seller Guarantor, (ii) violate or result in a breach of, or constitute a default under, any agreement or other obligation to which the Seller or the Seller Guarantor is a party or by which its assets are bound, (iii) result in the imposition or the creation of any Lien on any Transferred Asset, or (iv) violate or result in the breach of any judgment, order decree, statute, law, rule or regulation to which the Seller, the Seller Guarantor or the Transferred Assets are subject.

6.1.3
No consent, approval, order, permit or authorization of, nor registration, notice or filing with, any governmental authority is required by the Seller or the Seller Guarantor in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

6.1.4
Seller has delivered to Buyer the estimated financial information with respect to the Voumard Business attached as Annex 6.1.4 ("Financial Information"). The Financial Information is Seller's best estimate of the historical financial and operational performance of the Voumard Business, but it has its limitations. The Financial Information was created as a one-time, ad hoc analysis and is not a normal, recurring report that can be easily generated or audited.

6.1.5
The Seller owns, or has the right to use pursuant to license, sublicense or permission, all intellectual property necessary for the operation of the Voumard Business as presently conducted by the Seller including, without limitation, the TouchGrind Software. Seller has not been notified in writing thereto the conduct of the Voumard Business infringes upon, misappropriates or otherwise conflicts with any intellectual property right of any third party. To the knowledge of Seller, no third party has infringed upon, misappropriated or otherwise engaged in activity which conflicts with intellectual property rights associated with the Voumard Business.

6.1.6
Except for the Retained Customer Contracts, there are no unfulfilled customer system orders for goods or services to be provided by the Voumard Business after the Effective Date. Seller has heretofore delivered to the Buyer accurate and complete copies of each Retained Customer Contract, including all amendments thereto. Except for payments or deposits under any Retained Customer Contract, the Seller has not received any payment or deposit with respect to goods or services to be provided by the Voumard Business on or after the Effective Date.

6.2
Except for the warranties expressly contained in Section 6.1, the Transferred Assets are sold on an "as is" basis and the Seller does not give any further representation, guarantee or warranty in relation to the Transferred Assets or the Voumard Business.

6.3
The Buyer represents and warrants by way of independent promises of guarantee (selbstständige Garantieversprechen) pursuant to sec. 311 para. 1 of the German Civil Code (BGB) that as of the Effective Date that no consent, approval, order, permit or authorization of, nor registration, notice or filing with, any governmental authority is required by the Buyer in connection with the execution, delivery of this Agreement or consummation of the Transaction.

6.4
From and after the Effective Date, the Seller and the Seller Guarantor will indemnify, defend and hold the Buyer (and its affiliates) harmless from and against all losses, damages, costs or expenses (including reasonable attorney’s fees) incurred by the Buyer (or any affiliate) directly or indirectly as a result of (i) any breach of or inaccuracy in a representation or warranty of the Seller set forth in this Agreement, (ii) any breach or non-compliance by the Seller with any obligation or covenant set forth in this Agreement, or (iii) except for the Assumed Warranty Liabilities, any liability of the Voumard Business relating to periods prior to the Transfer Date or relating to the Retained Customer Contracts, including, but not limited to, taxes. The Seller's and the Seller Guarantor's aggregate liability under this Section 6.4 with respect to a breach or inaccuracy in a breach of representation or warranty (excluding Section 6.1.1) shall be limited to the Purchase Price. Any claims of the Buyer (and its affiliates) against the Seller and the Seller Guarantor arising under this Section 6 with respect to breaches of representations and warranties shall be time-barred (verjähren) on the 1 year anniversary of the Effective Date, except for claims under Section 6.1.1 which may be made at any time following the Effective Date. Except in the event of willful misconduct (vorsätzlich rechtswidriges Handeln), the foregoing remedy shall be the exclusive remedy available to Buyer, Buyer Guarantor or any other party claiming through Buyer or Buyer Guarantor for claims arising under this Agreement.

6.5
From and after the Effective Date, Buyer and Buyer Guarantor will indemnify, defend and hold Seller Guarantor, Seller and each of their respective affiliates harmless from and against all losses, damages, costs or expenses (including reasonable attorney's fees) incurred by Seller Guarantor (or any affiliate) directly or indirectly arising or resulting from the Assumed Warranty Liabilities or any failure by Buyer to perform and discharge fully the Assumed Warranty Liabilities.

7.	TRANSITIONAL SERVICES
Concurrently with the signing of this Agreement, the Parties shall enter into the transitional service agreement ("TSA") attached as Annex 7 hereto. Pursuant to the TSA, (i) the Seller shall, as from the Effective Date, provide services to the Buyer regarding manufacturing support (project management product engineering planning, purchasing, warehousing and quality), manufacturing training and sales training,, among other services, and (ii) the Buyer, from and after the Effective Date, will provide services to the Seller in connection with the Retained Customer Contracts, and will license to the Seller certain intellectual property of the Voumard Business to facilitate the Seller’s performance of the Retained Customer Contracts.

8.	CONFIDIENTIALITY

The Seller, the Seller Guarantor, the Buyer and the Buyer Guarantor shall treat, and shall procure that their respective affiliates and representatives treat all information on or in connection with this Agreement confidential and refrain from disclosing it to any third parties, except (i) the Seller and the Buyer agree upon the time, manner and content on the disclosure of these information, (ii) the information is disclosed to a professional advisor of the Seller, the Seller Guarantor, the Buyer or the Buyer Guarantor having the legal obligation of secrecy or (iii) it is required by the applicable law.

9.	RESTRICTIVE COVENANTS

9.1
During the period commencing on the Effective Date and ending on the 2 year anniversary of the Effective Date (the "Restricted Term"), the Seller shall not, and shall cause its respective affiliates not to, directly or indirectly (as investor, consultant, lender, manager, contractor or otherwise) carry on or engage in the business (the "Restricted Business") of designing, manufacturing, marketing, selling, and/or servicing of inside and outside diameter grinding (ID/OD grinding) systems and applications as currently conducted by the Voumard Business, anywhere that the Voumard Business is currently conducted, except to the extent necessary for the Seller to perform its obligations under any of the Retained Customer Contracts. The Buyer and the Buyer Guarantor expressly acknowledge and agree that the term "Restricted Business" does not include any existing product lines of the Seller or any of its affiliates, including without limitation, Lapmaster Group Holdings, LLC and any of its subsidiaries, or product lines that the Seller or any of its affiliates, including without limitation, Lapmaster Group Holdings, LLC and any of its subsidiaries, are currently designing, manufacturing, marketing, selling and/or servicing other than those products marked with the Voumard brand. The Buyer and the Buyer Guarantor acknowledge and agree that the Seller's and any of its affiliates' continued designing, manufacturing, marketing, selling and/or servicing of such product lines shall not be deemed to be a breach of the covenants set forth in this Section 9.1.

9.2
During the Restricted Term, (i) the Seller shall not, and shall cause its respective affiliates not to, directly solicit, employ or engage as an independent contractor any employee of the Voumard Business hired by the Buyer in accordance with Section 4.3 of this Agreement while such person is an employee of the Buyer and (ii) the Buyer shall not, and shall cause its respective affiliates not to, directly solicit, employ or engage as an independent contractor any employee of the Seller, except for the employees that the Buyer hires or attempts to hire in accordance with Section 4.3 of this Agreement. For the avoidance of doubt, it shall not be deemed as a violation of this Section 9.2, if a relevant employee becomes employed by the Seller or the Buyer on the basis of the employee’s own initiative (e.g. employee responds to job postings).

9.3
During the Restricted Term, the Seller will not, and shall cause its respective affiliates not to, directly or indirectly solicit, request, advise or induce any then current customer of the Voumard Business as of the Effective Date to cancel, curtail or otherwise adversely change its actual business or relationship with the Buyer with respect to the Voumard Business, and the Seller shall, and shall cause its affiliates to, use its commercially reasonable efforts to refer to the Buyer or its applicable affiliate all customer and or other third party inquiries strictly regarding the Voumard Business, provided that this Section 9.3 shall not effect the performance by the Seller of any of the Retained Customer Contracts and this Section 9.3 shall not preclude the Seller or its affiliates from soliciting from and conducting with customers of the Voumard Business that is other than the Restricted Business.

9.4
Each of the covenants contained in this Section 9 shall be construed as a separate covenant against solicitation or competition, as the case may be, in each of the separate jurisdictions, countries and other geographic areas in which the Voumard Business is now conducted. To the extent that any of the covenants contained in this Section 9 are determined to be illegal or unenforceable within any such jurisdiction, country or other geographic area, such covenant shall not thereby be affected with respect to any other jurisdiction, country or geographic area.

9.5
If any court of competent jurisdiction shall at any time deem the term of any particular covenant set forth in this Section 9 too lengthy or the territory thereof too extensive, the other provisions of this Section 9 shall nevertheless continue to be enforceable and the term of the covenants set forth in this Section 9 shall be deemed to be the longest period permissible by applicable law under the circumstances and the territory shall be deemed to comprise the largest territory permissible by applicable law under the under the circumstances. The court in each case shall be authorized to reduce the terms of those covenants or the territory thereof to a permissible duration or size.

9.6
In the event of any breach of the covenants set forth in this Section 9, the Buyer shall be entitled to all rights and remedies available under applicable law, including, but not limited, to equitable relief.

9.7	The Parties acknowledge and agree that the Seller Guarantor and any affiliates or subsidiaries of the Seller Guarantor are not affiliates of the Seller.

10.	NOTICES
All notices and other communications hereunder shall be made in writing and shall be sent by email, telefax, mail or courier to the following addresses or to such other recipients or addresses that may be notified by any Party to the other Party in the future in writing:

If to Seller, to:

c/o Lapmaster International, LLC
501 West Algonquin Road
Mount Prospect, IL 60056
USA

Fax: +1-224-659-7103
Email: t.martin@lapmaster-wolters.com; m.jahnke@lapmaster-wolters.com

With a copy to:

Lam Research Corporation
4560 Cushing Parkway
Freemont, CA 90538
United States
Fax: +1 510 572 2876
Email: legal@lamresearch.com; george.schisler@lamresearch.com;
dave.stephenson@lamresearch.com; david.celli@lamresearch.com

and

If to Buyer to:

c/o Hardinge Inc.
One Hardinge Drive
Elmira, New York 14902
USA
Attn: Edward J. Gaio, Vice President
Email: ed.gaio@hardinge.com
Fax: 607-735-0474

With a copy to:

Phillips Lytle LLP
One Canalside
125 Main Street
Buffalo, New York 14203
Attn: David J. Murray, Esq.
Email: DMurray@phillipslytle.com
Fax: (716) 852-6100

11.	PERFORMANCE GUARANTEES
The Seller Guarantor hereby guarantees the full and punctual performance by the Seller of all obligations of the Seller under this Agreement in the form of an independent performance guarantee enforceable upon first demand. The Buyer Guarantor hereby guarantees the full and punctual performance by the Buyer of all obligations of the Buyer under this Agreement in the form of an independent performance guarantee enforceable upon first demand.

12.	COSTS
All costs, including fees, expenses and charges, incurred by the Seller and the Buyer, respectively, in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisers, shall be paid by the Party having incurred such costs (or, as it relates to the Seller, by the Seller Guarantor). Except as specified in Section 5.2.2, the Seller Guarantor shall be solely responsible for the payout of any tax imposed by any taxing authority on the sale of the Transferred Assets as contemplated by this Agreement.

13.	FINAL PROVISIONS

13.1	All Annexes to this Agreement constitute an integral part of this Agreement.

13.2	This Agreement constitutes the entire agreement between the Parties with respect to its subject matter, and shall replace all other prior agreements or understandings of the Parties relating thereto.

13.3	Any amendments or modifications to this Agreement (including amendments to this Section 13.3) shall be valid only if made in writing, unless applicable mandatory law requires otherwise.

13.4
Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the German terms alone and not the English terms to which they relate shall be authoritative for the interpretation of this Agreement throughout this Agreement.

13.5
Without the written consent of the other Party, no Party shall be entitled to assign any rights or claims under this Agreement to any third party. Except as otherwise provided in this Agreement, no Party shall be entitled to set off (aufrechnen) or net off (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht).

13.6
This Agreement shall be governed by and construed in accordance with German law, without regard to the conflict of laws principles and without regards to the Vienna Convention on international sales of goods.

13.7
All disputes arising out of or in connection with this agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the courts in Hamburg, Germany.

13.8
Should individual provisions of this agreement be or become ineffective, the validity of the remaining provisions shall not be affected thereby. The provision no longer applicable shall be replaced by another provision which comes as close as possible to the economic purpose of the invalid provision.

13.9
From and after the Effective Date, the Parties agree to take such further action and execute such additional documents as may be reasonably requested by Buyer, at Buyer's sole cost and expense, to effectively transfer ownership of the Transferred Assets to Buyer.

14.	EFFECTIVENESS

14.1
The obligations of the Parties under this Agreement, including the sale and transfer of assets, assumption of liabilities and license rights provided for herein, shall be effective only if an amendment to the PWSPA in substantially the form attached hereto as Annex 8 or in such other form as has been approved by the Seller Guarantor has been duly executed on behalf of the parties thereto before a German notary before 11:59 PM Central European time on September 20, 2014.  If such execution occurs the date of such execution shall be the "Effective Date" for purposes of this Agreement. This Agreement shall be of no further force or effect if the Effective Date has not occurred before 11:59 PM Central European time on September 20, 2014.

[Signature pages follow]

Signed this 5 day of September 2014.

Hardinge GmbH

/s/ M. Herdegen	/s/ Douglas C. Tifft
By: M. Herdegen Managing Director	By: Douglas C. Tifft

[Additional signature pages follow]

[Signature Page to Asset Purchase Agreement]

L. Kellenberger & Co., AG

/s/ Peter Hursch	/s/ B. Schmucki
By: Peter Hursch	By: Bruno Schmucki

[Additional signature pages follow]

[Signature Page to Asset Purchase Agreement]

Peter Wolters GmbH

/s/ Jahnke
By: Jahnke

[Additional signature pages follow]

[Signature Page to Asset Purchase Agreement]

Hardinge Inc.

/s/ Richard L. Simons
By: Richard L. Simons Chairman, President and CEO

[Additional signature page follows]

[Signature Page to Asset Purchase Agreement]

Lam Research Corporation

/s/ Douglas R. Bettinger
By: Douglas R. Bettinger

[End of signature pages]

[Signature Page to Asset Purchase Agreement]